Exhibit 5.1

September 3, 2026	Client: 50486-00071

Korn Ferry

1900 Avenue of the Stars

Suite 1225

Los Angeles, CA 90067

Re:	Korn Ferry

Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to Korn Ferry, a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form S-3 (the “Registration Statement”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the resale from time to time by the selling stockholders named therein (the “Selling Stockholders”) of an aggregate of 3,118,628 shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), which were issued to the Selling Stockholders at the closing of the transactions contemplated by that certain Sale and Purchase Agreement, dated as of June 27, 2026, as amended by the Deed of Amendment, dated as of July 29, 2026, by and among the Company, Auxey Holdings (Lux) S.A.S., a company incorporated in the Grand Duchy of Luxembourg, OMERS Administration Corporation, a corporation continued pursuant to the Ontario Municipal Employees Retirement System Act, 2006, AMS CayCo Ltd., a company incorporated in the Cayman Islands, and certain other parties and by the Deed of Amendment, dated as of August 31, 2026, by and among Auxey Holdings (Lux) S.A.S., Ocorian Limited, acting in its capacity as trustee of the Auxey Equity Plan Employee Trust and nominee on behalf of the Management Beneficial Interest Sellers, and Korn Ferry Global Holdings (UK) Limited.

In arriving at the opinion expressed below, we have examined originals, or copies certified or otherwise identified to our satisfaction as being true and complete copies of the originals, of such documents, corporate records, certificates of officers of the Company and of public officials and other instruments as we have deemed necessary or advisable to enable us to render this opinion. In our examination, we have assumed the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies.

Based upon the foregoing, and subject to the assumptions, exceptions, qualifications and limitations set forth herein, we are of the opinion that the Common Stock is validly issued, fully paid and non-assessable.

Gibson, Dunn & Crutcher LLP

333 South Grand Avenue | Los Angeles, CA 90071-3197 | T: 213.229.7000 | F: 213.229.7520 | gibsondunn.com

September 3, 2026

We consent to the filing of this opinion as an exhibit to the Registration Statement, and we further consent to the use of our name under the caption “Legal Matters” in the Registration Statement and the prospectus that forms a part thereof. In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Gibson, Dunn & Crutcher LLP